Exhibit 5.1

May 7, 2024

Yield10 Bioscience, Inc.

19 Presidential Way

Woburn, Massachusetts 01801

Re:             Securities Being Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Yield10 Bioscience, Inc., a Delaware corporation (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering from time to time by the selling stockholders (the “Selling Security Holders”), as described in the Registration Statement, of up to 265,928 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable upon the exercise of the issued and outstanding warrants held by the Selling Security Holders (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”).

In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies and the truth and correctness of any representations and warranties contained therein. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Our opinion is limited to the general corporate laws of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon and subject to the foregoing, it is our opinion that the Warrant Shares have been duly authorized, and when issued and sold in accordance with the terms and conditions of the Warrants and the Registration Statement, as applicable, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Covington & Burling LLP